Exhibit 99.1

A.B. Mendez
Investor Relations
210.220.5234
    or
Bill Day
Media Relations
210.220.5427

FOR IMMEDIATE RELEASE
Oct. 29, 2026

CULLEN/FROST BANKERS TO MOVE PRIMARY STOCK EXCHANGE LISTINGS TO TEXAS STOCK EXCHANGE
Ticker symbols “CFR” and “CFR.PrB” to remain unchanged

SAN ANTONIO -- Cullen/Frost Bankers, Inc. (NYSE: CFR) (the “Company” or “Cullen/Frost”) today announced that it will voluntarily transfer its primary stock exchange listings from the New York Stock Exchange (“NYSE”) to the Texas Stock Exchange (“TXSE”).

The transfer applies to both the Company’s common stock (ticker: CFR) and its depositary shares, each representing 1/40th interest in a share of 4.450% non-cumulative perpetual preferred stock, Series B (ticker: CFR.PrB). Both securities are expected to cease trading on the NYSE at the market close on Wednesday, Nov. 11, 2026, and commence trading on the TXSE at the market open on Thursday, Nov. 12, 2026, retaining their existing trading symbols. No action is required on the part of Cullen/Frost shareholders in connection with the transfer of the Company’s listings to the TXSE.

“Since 1868, Frost has played a key role in supporting the growth of the Texas economy,” said Cullen/Frost Chairman and CEO Phil Green. “We believe we are passing through a significant time in the state’s economic history, as more and more businesses and people in the finance sector continue to migrate into Texas, and especially towards the ‘Y’all Street’ financial district that is emerging in Dallas. We believe moving our listing to the Texas Stock Exchange helps reinforce Cullen/Frost’s position as the preeminent Texas-based financial institution.”

"America's economic center of gravity is shifting to Texas, and Cullen/Frost has been helping lay the foundation for over 150 years,” said James H. Lee, Chairman and CEO of the Texas Stock Exchange. “Their decision to list with TXSE reflects a shared conviction — that a strong, Texas-based exchange strengthens the flow of capital and the growth of financial-sector jobs across our state. We are proud to have earned the primary listing of the largest Texas-headquartered bank and look forward to a long and productive partnership."

About Cullen/Frost Bankers, Inc.
Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $54.5 billion in assets at Sept. 30, 2026. One of the 50 largest U.S. banks, Frost provides a wide range of banking, investments and insurance services to businesses and individuals across Texas in the Austin, Dallas, Fort Worth, Gulf Coast (which includes Corpus Christi, Victoria and the Rio Grande Valley), Houston, Permian Basin, and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at www.frostbank.com.
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